November 3, 2014

AdvisorOne Funds Board of Trustees

c/o Ryan Beach, President of the Board

17605 Wright Street

Omaha, NE  68130

Re:  Advisory Fee Waivers

Dear Mr. Beach:

In connection with that certain Investment Advisory Agreement dated April 9, 2013, as amended July 15, 2014 (the “Agreement”) by and between CLS Investments, LLC (the “Adviser”) and the AdvisorOne Funds (the “Funds”), CLS has contractually agreed to waive a portion of its advisory fees for the benefit of the Funds, and to contractually bind itself, to waive or limit its management fees and to reimburse expenses, other than expenses relating to dividends on short sales, interest expense, indirect fees and expenses of underlying funds, and extraordinary or non-recurring expenses, through December 31, 2015, so that the annual operating expenses of the Funds do not exceed the percentage of average daily net assets indicated below:

Fund Name	Class C	Class N	Premium Class	Financial Class	Institutional Class	Investor Class
CLS Global Diversified Equity Fund (formerly Amerigo Fund)	2.15%	1.15%
CLS Growth and Income Fund (formerly Clermont Fund)		1.15%
CLS Global Growth Fund (formerly Select Allocation Fund)		1.15%
CLS Domestic Equity Fund (formerly Descartes Fund)		1.15%
CLS International Equity Fund (formerly Liahona Fund)		1.15%
CLS Global Aggressive Equity Fund (formerly Select Appreciation Fund)		1.15%
CLS Enhanced Long/Short Fund (formerly Enhanced Income Fund)		1.05%
CLS Flexible Income Fund (formerly Flexible Income Fund)		0.80%
CLS Shelter Fund (formerly Shelter Fund)		1.15%
Milestone Treasury Obligations Fund			0.65%	0.15%	0.20%	0.45%

Expense Limitation
Amerigo VI Portfolio	1.40%
Clermont VI Portfolio	1.40%
Enhanced Income VI Portfolio	1.30%
Shelter VI Portfolio	1.40%

These limitations are subject to possible reimbursement by each Fund, in future years on a rolling three year basis, if such reimbursement can be achieved within the foregoing expense limits.

We look forward to providing continuing service to the AdvisorOne Funds.

Sincerely,

/s/ Todd Clarke

Todd Clarke

CEO

CLS Investments, LLC

Approved and accepted on behalf of each Fund

/s/ Ryan Beach

Ryan Beach

President

AdvisorOne Funds